Exhibit 99.3

FORM OF LETTER TO NOMINEE HOLDERS

CYREN LTD.

Subscription Rights to Purchase up to 7,240,808 Ordinary Shares

October 4, 2019

To Securities Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being distributed by Cyren Ltd. (the “Company”) to securities dealers, commercial banks, trust companies and other nominees in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights to subscribe for and purchase up to 7,240,808 ordinary shares of the Company (“Shares”) distributed to all holders of record of ordinary shares at 5:00 p.m., New York City time, on September 25, 2019 (the “Record Date”). The rights and Shares are described in the accompanying offering prospectus supplement, dated October 4, 2019 to a prospectus dated August 16, 2019 (collectively, the “Prospectus”).

As described in the Prospectus, the Company will distribute to each shareholder one right for every 7.55 ordinary shares owned on the Record Date. A holder’s rights will be rounded down to the nearest whole number and accordingly, no fractional rights will be issued in the Rights Offering. Each right entitles the holder to purchase, at a price of $1.73 per share, one Share. Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights, which the Company refers to as the over-subscription right. If an insufficient number of Shares are available to satisfy fully the over-subscription requests, then the available Shares will be distributed proportionately among subscription rights holders who exercised their over subscription right, based on the number of over-subscription rights to which they subscribed. Rights may only be exercised for whole numbers of Shares; no fractional Shares will be issued in the Rights Offering. To the extent a holder exercises its over-subscription right for an amount of Shares that exceeds the number of the unsubscribed Shares available to it, any excess subscription payment received by American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) will be returned promptly without interest. In addition, the Company may terminate or cancel the Rights Offering at any time prior to its expiration. If the Rights Offering is terminated, the Company will return the holder’s subscription price payment, without any payment of interest.

As further described in the Prospectus, WP XII Investments B.V., an entity controlled by funds affiliated with Warburg Pincus LLC, our controlling shareholder, has provided a commitment letter pursuant to which it committed to exercise its basic subscription rights and its over-subscription rights for an aggregate subscription of no less than $8 million of Shares in the Rights Offering.

The rights will expire if they are not exercised by 5:00 p.m., New York City time, on Monday, November 4, 2019, unless we extend the Rights Offering period (the “Expiration Date”). Exercising the rights and investing in the Shares involves a high degree of risk. We urge each holder to carefully read the section entitled “Risk Factors” in the Prospectus and all other information included or incorporated by reference in the Prospectus in its entirety before deciding whether to exercise Rights.

Each holder will be required to submit payment in full for all the Shares it wishes to buy with its basic subscription right and its over-subscription right. Because we will not know the total number of unsubscribed Shares prior to the expiration of the offering, if the holder wishes to maximize the number of Shares it may purchase pursuant to its over-subscription right, it will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of Shares which assumes that no other shareholder purchases any Shares pursuant to their basic subscription right and over-subscription right. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

The Company can provide no assurances that each rights holder will actually be able to purchase the number of Shares issuable upon the exercise of its over-subscription right in full. The Company will only honor an over-subscription right to the extent sufficient Shares are available following the exercise of subscription rights under the basic subscription right, subject to the limitations set forth above.

The rights are non-transferable during the course of the Rights Offering.

The Company is asking persons who beneficially own ordinary shares and who have received the rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold their ordinary share certificates directly and prefer to have such institutions exercise the rights on their behalf, to contact the appropriate institution or nominee and request it to effect the exercise for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	Instructions as to the Use of Cyren Ltd. Rights Certificates;

3.	A form of letter which may be sent to your clients for whose accounts you hold ordinary shares registered in your name or the name of your nominee (including a beneficial owner election form), with an attached form of instruction;

4.	Nominee Holder Certification; and

5.	A return envelope addressed to the Subscription Agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Nominee Holder Certification, with payment of the subscription price in full for each Share subscribed for pursuant to the basic subscription right and the over-subscription right, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Nominee Holder Certification with payment of the subscription price, including final clearance of any checks, prior to the Expiration Date. A rights holder cannot revoke the exercise of its Rights, except under the limited circumstances described in the Prospectus. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from D.F. King & Co., the information agent for the Rights Offering. The information agent’s telephone number is 212-269-5550 or 877-283-0325. Any questions or requests for assistance concerning the Rights Offering should be directed to the information agent.

Very truly yours,

Cyren Ltd.